EXHIBIT 99.1

Contact:    Gregory Haidemenos                   FOR IMMEDIATE RELEASE
            Westerbeke Corporation
            (508) 823-7677


              WESTERBEKE RECEIVES PAYMENT OF ARBITRATION AWARD

      Taunton, Massachusetts, October 24, 2002: Westerbeke Corporation (NASDAQ: WTBK) announced today that the Company has received payment of the damages awarded to the Company in its arbitration against Daihatsu Motor Company, Ltd. As a result, the Company will record other income of approximately $2.6 million (which amount is net of income taxes and expenses associated with the arbitration award) during its fiscal year ended October 25, 2002.

      Westerbeke Corporation designs, manufactures and markets marine engine and air conditioning products intended principally for recreational marine applications.






454520.1
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454520.1
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